                                                                    EXHIBIT 99.2

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Virginia Gas Distribution Company:

We have audited the accompanying balance sheets of Virginia Gas Distribution Company as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virginia Gas Distribution Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Richmond, Virginia
March 7, 1997

                       VIRGINIA GAS DISTRIBUTION COMPANY

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1996 AND 1995

                                     ASSETS


                                                                                        1996            1995
                                                                                    -------------   -------------
 CURRENT ASSETS:
    Cash                                                                              $    16,166     $   306,687
    Accounts receivable                                                                   151,752         203,826
    Receivable from affiliate                                                              -            1,562,500
    Other current assets                                                                  154,920         151,700
    Notes receivable                                                                       26,004          49,904
                                                                                    -------------   -------------
                  Total current assets                                                    348,842       2,274,617
 PROPERTY AND EQUIPMENT, net                                                            2,755,660       2,152,952
 NOTES RECEIVABLE - AFFILIATED COMPANIES                                                3,413,066       1,987,366
 DEFERRED TAX ASSET                                                                         1,995           4,115
 OTHER ASSETS                                                                             546,798         528,017
                                                                                    -------------   -------------
                  Total assets                                                        $ 7,066,361     $ 6,947,067
                                                                                    =============   =============

                     LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES:
    Current portion of long-term debt                                                 $    39,240     $    42,987
    Accounts payable                                                                      462,095         234,348
    Other current liabilities                                                              33,368         103,713
                                                                                    -------------   -------------
                  Total current liabilities                                               534,703         381,048
 LONG-TERM DEBT                                                                         5,018,064       5,056,540
                                                                                    -------------   -------------
                  Total liabilities                                                     5,552,767       5,437,588
                                                                                    =============   =============
 STOCKHOLDERS' EQUITY:
    Common stock - no par value, 100,000 shares authorized,
        75,000 shares issued and outstanding                                            1,500,000       1,500,000
    Retained earnings                                                                      13,594           9,479
                                                                                    -------------   -------------
                  Total stockholders' equity                                            1,513,594       1,509,479
                                                                                    -------------   -------------
                  Total liabilities and stockholders' equity                          $ 7,066,361     $ 6,947,067
                                                                                    =============   =============





            The accompanying notes are an integral part of these balance sheets.

                       VIRGINIA GAS DISTRIBUTION COMPANY


                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995



                                                                                       1996           1995
                                                                                   ------------   ------------
 REVENUE:
    Operating revenue                                                               $   629,280    $   556,052
    Interest income                                                                     320,836        129,249
    Other income                                                                         72,949         33,887
                                                                                   ------------   ------------
                                                                                      1,023,065        719,188
                                                                                   ------------   ------------
 EXPENSES:
    Purchased gas expense                                                               330,332        234,297
    Operation and maintenance expense                                                    55,032         50,563
    Depreciation, depletion, and amortization                                            78,013         76,162
    General and administrative                                                          191,619        125,982
                                                                                   ------------   ------------
                                                                                        654,996        487,004
                                                                                   ------------   ------------
 OTHER EXPENSE:
    Interest                                                                            358,158        147,915
    Other                                                                                 3,676          9,140
                                                                                   ------------   ------------
                                                                                        361,834        157,055

 INCOME BEFORE INCOME TAXES                                                               6,235         75,129
 PROVISION FOR INCOME TAXES                                                               2,120         25,544
                                                                                   ------------   ------------
 NET INCOME                                                                        $      4,115   $     49,585
                                                                                   ============   ============
 VIRGINIA GAS COMPANY'S EQUITY IN VIRGINIA GAS DISTRIBUTION                        $      2,058   $     24,792
    COMPANY'S EARNINGS                                                             ============   ============






      The accompanying notes are an integral part of these financial statements.

                       VIRGINIA GAS DISTRIBUTION COMPANY


                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995



                                                                                                         RETAINED
                                                                                                         EARNINGS
                                                                                       COMMON STOCK      (DEFICIT)
                                                                                       ------------      ----------
 BALANCE, December 31, 1994                                                             $1,500,000        $(40,106)

    Net income                                                                               -               49,585
                                                                                       ------------      ----------
 BALANCE, December 31, 1995                                                              1,500,000            9,479
    Net income                                                                               -                4,115
                                                                                       ------------      ----------
 BALANCE, December 31, 1996                                                             $1,500,000         $ 13,594
                                                                                       ============      ==========





      The accompanying notes are an integral part of these financial statements.

                       VIRGINIA GAS DISTRIBUTION COMPANY


                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                                                        1996             1995
                                                                                    -----------      -----------
 CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                      $     4,115      $    49,585
    Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation, depletion, and amortization                                      78,013           76,162
          Deferred income taxes                                                           2,120           22,197
          Decrease (increase) in accounts receivable                                     52,074         (108,776)
          Decrease (increase) in receivable from affiliate                            1,562,500       (1,562,500)
          Increase in other current assets                                               (3,220)         (81,914)
          Increase in other assets                                                      (25,239)          (6,973)
          Increase in accounts payable                                                  227,747           68,609
          (Decrease) increase in other current liabilities                              (70,345)          82,471
                                                                                    -----------      -----------
                  Net cash provided by (used in) operating
                     activities                                                       1,827,765       (1,461,139)
                                                                                    -----------      -----------
 CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                                               (674,263)        (412,178)
    Loans made to affiliated companies                                               (1,500,000)        (500,000)
    Payments received on notes receivable                                                98,200           20,741
                                                                                    -----------      -----------
                  Net cash used in investing activities                              (2,076,063)        (891,437)
                                                                                    -----------      -----------
 CASH FLOWS FROM FINANCING ACTIVITIES:
    Payment of loan principal                                                           (42,223)          (4,644)
    Proceeds from new loans                                                              -             2,881,314
    Payment of financing costs                                                           -               (66,368)
    Establishment of financing reserve funds                                             -              (259,129)
                                                                                    -----------      -----------
                  Net cash provided by (used in) financing
                     activities                                                         (42,223)       2,551,173
                                                                                    -----------      -----------
 NET INCREASE (DECREASE) IN CASH                                                       (290,521)         198,597
 CASH, beginning of year                                                                306,687          108,090
                                                                                    -----------      -----------
 CASH, end of year                                                                  $    16,166      $   306,687
                                                                                    ===========      ===========
 SUPPLEMENTAL DISCLOSURE:
    Interest paid                                                                   $   533,085      $    97,181
                                                                                    ===========      ===========
    Income taxes paid                                                               $    -           $    -
                                                                                    ===========      ===========





      The accompanying notes are an integral part of these financial statements.

                       VIRGINIA GAS DISTRIBUTION COMPANY


                         NOTES TO FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1996 AND 1995



  1.     DESCRIPTION OF OPERATIONS:

Virginia Gas Distribution Company (the "Company") was organized during 1992 under the laws of the Commonwealth of Virginia. The Company is 50 percent owned by Virginia Gas Company ("VGC") and 50 percent owned by a private investor. The primary business of the Company is to develop and operate natural gas distribution systems, located in the southwestern counties of the Commonwealth of Virginia.

The Company's operations are subject to certain risks and uncertainties including, among others, the adequacy of future financing, the need for additional capital, dependence on major customers, and current and potential competitors with greater financial and marketing resources.

  2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company recognizes revenue in the period the natural gas is delivered to the customer.

PROPERTY AND EQUIPMENT

All direct and indirect costs relating to property acquisition, development costs, and support equipment and facilities are capitalized as the properties are obtained or the facilities are placed into service. The Company provides for depreciation of property and equipment using the straight-line method over estimated useful lives ranging from 5 to 30 years.

CAPITALIZED INTEREST

The Company capitalizes interest on expenditures for significant projects while activities are in progress to bring the assets to their intended use. Interest capitalized totaled $74,927 and $25,930 for the years ended December 31, 1996 and 1995, respectively.

OTHER ASSETS

In conjunction with the 1995 issuance of the Buchanan County and the 1994 issuance of the Russell County and Buchanan County, Virginia, Natural Gas Facilities Revenue Bonds by the Industrial Development Authorities of the respective counties, reserve funds have been established by the trustee for each issuance. Amounts in the reserve funds will be used to make payments of principal and interest, whether at maturity, by acceleration, call for redemption, or otherwise, where trust funds accumulated by scheduled Company payments are insufficient to satisfy bond requirements. Such amounts are invested in debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies. The Company records these investments at cost and recognizes related interest as earned. The carrying value of investments approximates market value.

Costs incurred in conjunction with financing transactions are amortized on a basis that approximates the effective interest method.

INCOME TAXES

Income taxes are accounted for using the asset-and-liability method. Under the asset-and-liability method, deferred income taxes reflect the temporary differences between assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes.

  3.     RECEIVABLE FROM AFFILIATE:

As of December 31, 1995, the Company had not received from Virginia Gas Company all of its allocated proceeds related to debt incurred in conjunction with the December 1995 issuance of Buchanan County, Virginia, Revenue Bonds (see Note
7). The funds were received in January 1996. Upon receipt, the Company loaned $1,000,000 of these proceeds to Virginia Gas Pipeline Company and $500,000 to Virginia Gas Storage Company (see Note 4).

  4.     NOTES RECEIVABLE - AFFILIATED COMPANIES:

                                                                                         1996            1995
                                                                                     ------------    ------------
 Note receivable from Virginia Gas Storage Company; interest receivable at 8.88%; principal due in maturities of $3,000 to
    $53,000 from 1995 to 2017.                                                       $    568,557    $    585,157
 Notes receivable from Virginia Gas Storage Company; interest receivable at 9%; principal due in maturities of $1,000 to
    $91,000 from 1999 to 2020.                                                          1,000,000         500,000
 Note receivable from Virginia Gas Pipeline Company; interest receivable at 9%; principal due in maturities of $1,000 to
    $91,000 from 1999 to 2020.                                                          1,000,000             -
 Note receivable from Virginia Gas Storage Company; interest receivable at 7.35%; principal due in maturities of $6,000 to
    $36,000 from 1996 to 2023.                                                            470,798         476,356
 Note receivable from Virginia Gas Exploration Company; interest receivable at 7.35%; principal due in maturities of $5,000 to
    $30,000 from 1996 to 2023.                                                            395,333         400,000

 Note receivable from Virginia Gas Company; interest receivable at
    8.5%; receivable in monthly installments of principal and
    interest with the balance due in 1997.                                                  -                    70,641
 Other                                                                                       4,382                5,116
                                                                                      ------------         ------------
                                                                                         3,439,070            2,037,270
 Less- Current portion                                                                     (26,004)             (49,904)
                                                                                      ------------         ------------
                                                                                        $3,413,066          $ 1,987,366
                                                                                      ============         ============

  5.     PROPERTY AND EQUIPMENT:

                                                                        1996                1995
                                                                   -----------         -----------
 Pipelines                                                         $ 2,343,856         $ 1,812,249
 Project and construction in progress                                  555,232             316,320
 Other property and equipment                                          104,386             200,642
                                                                     3,003,474           2,329,211
                                                                   -----------         -----------
 Less- Accumulated depreciation and
    amortization                                                      (247,814)           (176,259)
                                                                   -----------         -----------
                                                                   $ 2,755,660         $ 2,152,952
                                                                   ===========         ===========

  6.     OTHER ASSETS:

                                                                       1996          1995
                                                                   -----------    -----------
 Restricted cash and investments - reserve funds                   $   396,285    $   374,711
 Deferred debt issuance costs                                          147,191        153,206
 Other                                                                   3,322            100
                                                                   -----------    -----------
                                                                   $   546,798    $   528,017
                                                                   ===========    ===========

  7.     LONG-TERM DEBT:

                                                                                           1996             1995
                                                                                       ------------      -----------
 Note payable to Virginia Gas Company; interest payable at 9%;
    principal payable in maturities of $4,000 to $263,000 from 1999
    to 2020.                                                                            $ 2,879,214      $ 2,879,214
 Note payable to Virginia Gas Company; interest payable at 7.35%;
    principal payable in maturities of $17,000 to $97,000 from 1996
    to 2023.                                                                              1,284,833        1,300,000
 Note payable to Virginia Gas Company; interest payable at 8.88%;
    principal payable in maturities of $4,000 to $84,000 from 1995 to
    2017.                                                                                   892,457          918,515
 Note payable through 1997 with interest, secured by an asset with a
    book value of $1,610.                                                                       800            1,798
                                                                                       ------------      -----------
                                                                                          5,057,304        5,099,527
 Less- Current portion                                                                      (39,240)         (42,987)
                                                                                       ------------      -----------
 Long-term debt                                                                         $ 5,018,064      $ 5,056,540
                                                                                       ============      ===========

In December 1995, the Industrial Development Authority of Buchanan County, Virginia (the "Buchanan County Authority"), issued its Senior Subordinated Natural Gas Facilities Revenue Bonds Series 1995 with principal of $3,750,000. A portion ($2,879,214) of the proceeds was allocated to the Company by VGC which was used by the Company to extend existing natural gas distribution facilities in and around the town of Grundy, Virginia.

In January 1994, the Industrial Development Authority of Russell County, Virginia (the "Russell County Authority"), issued its Natural Gas Revenue Bond Series A and B with combined principal of $3,000,000. A portion ($1,300,000) of the proceeds was allocated to the Company by VGC which was used by the Company to construct a natural gas distribution facility in and around the town of Castlewood, Virginia.

In November 1994, the Buchanan County Authority issued its Natural Gas Revenue Bond Series A with principal of $4,250,000. A portion ($922,857) of the proceeds was allocated to the Company by VGC which was used by the Company to construct a natural gas distribution facility in and around the town of Grundy, Virginia.

As of December 31, 1996, principal payments on long-term debt for the next five years are as follows:

 1997                                                                                    $  39,240
 1998                                                                                       41,347
 1999                                                                                       74,435
 2000                                                                                       81,048
 2001                                                                                      102,339

  8.     SALES TO MAJOR CUSTOMERS:

One of the Company's customers accounted for 35 percent and 35 percent, one customer accounted for 20 percent and 23 percent, while another customer accounted for 14 percent and 16 percent, respectively, of operating revenue for the years ended December 31, 1996 and 1995.

  9.     INCOME TAXES:

The components of the provision for income taxes as of December 31, 1996 and 1995, are as follows:

                                                                             1996           1995
                                                                          --------        --------
 Current:
    Federal                                                               $   -           $  3,347
    State                                                                     -               -
                                                                          ---------       --------
                                                                              -              3,347
                                                                          ---------       --------
 Deferred:
    Federal                                                                   2,120         22,197
    State                                                                     -               -
                                                                          ---------       --------
                                                                              2,120         22,197
                                                                          ---------       --------
                                                                           $  2,120       $ 25,544
                                                                          =========       ========

The significant components of deferred tax assets and liabilities as of December 31, 1996 and 1995, are as follows:

                                                                              1996         1995
                                                                            ---------    ---------
 Deferred tax assets:
    Net operating loss carryforward                                         $ 128,657    $  99,763
                                                                            ---------    ---------
 Deferred tax liabilities:
    Capital assets                                                            126,662       95,648
                                                                            ---------    ---------
           Net deferred tax assets                                          $   1,995    $   4,115
                                                                            =========    =========

The Company has no valuation allowances as of December 31, 1996 and 1995, and there were no changes in the valuation allowance during the years ended December 31, 1996 or 1995.

The Company's actual provision for income tax as of December 31, 1996 and 1995, approximates the tax provision at the statutory Federal income tax rate.

10. RELATED-PARTY TRANSACTIONS:

With the exception of sales to outside third parties, a significant portion of the Company's transactions is with VGC and affiliated companies.

VGC provides certain general and administrative services for the Company. These services include professional services, insurance coverage and administrative services (with associated costs). Accordingly, management fees of $14,000 and $24,000 have been charged to the Company by VGC for the years ended December 31, 1996 and 1995, respectively. Other transactions with affiliated companies include purchases of natural gas, natural gas storage and technical services provided for and by affiliated companies.

11. SUBSEQUENT EVENT:

In February 1997, the Russell County Authority issued its Natural Gas Facilities Revenue Bonds Series 1997 with principal of $9,100,000. A portion ($3,650,000) of the proceeds was allocated to the Company by VGC which will be used to construct a natural gas distribution facility in and around the town of Lebanon. The bonds bear interest at 9.5 percent and will mature in February 2017. Principal payments of $110,300 to $447,200 are due from 2003 to 2017.